UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 6, 2016

Date of report (Date of earliest event reported)

DATALINK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-29758	41-0856543
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10050 Crosstown Circle Suite 500 Eden Prairie, MN	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 944-3462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On November 6, 2016, Datalink Corporation, a Minnesota corporation (“Datalink”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Insight Enterprises, Inc., a Delaware corporation (“Insight”), and Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Insight (“Merger Sub”).

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into Datalink, with Datalink as the surviving corporation and a wholly owned subsidiary of Insight (the “Merger”), and each share of common stock of Datalink (the “Datalink Common Stock”), other than those shares owned by Insight and Merger Sub, and any shares seeking appraisal rights, will be converted into the right to receive $11.25 in cash (the “Merger Consideration”).  The transaction is not subject to any financing condition. Insight has indicated that it intends to fund the transaction through a combination of cash on hand and borrowings under its existing revolving credit facilities.

In general, as a result of the Merger, at the closing of the transaction (i) each share of restricted stock of Datalink will be cancelled in exchange for the Merger Consideration, (ii) options to purchase Datalink Common Stock pursuant to Datalink’s stock plans that are in the money will be cashed out at closing and (iii) options that are out of the money will be cancelled for no consideration.  Each restricted stock unit (“RSU”) and performance stock unit (“PSU”) of Datalink (whether vested or unvested) will be cancelled at closing in exchange for a lump sum cash payment equal to the product of the number of shares of Datalink Common Stock subject to such RSU or PSU and the Merger Consideration.

The obligation of Insight and Datalink to consummate the Merger is subject to the satisfaction or waiver of closing conditions set forth in the Merger Agreement, including, among others (i) the approval of Datalink’s shareholders, (ii) the expiration or termination of any waiting period applicable under the Hart-Scott Rodino Act and the receipt of antitrust approval in Germany, (iii) the absence of a “Company Material Adverse Effect” (as defined in the Merger Agreement) with respect to Datalink, and (iv) the receipt of the consent of Datalink’s auditors to the inclusion of their report on Datalink’s financial statements to be included in a Form 8-K to be filed by Insight.

Each of Insight, Datalink and Merger Sub has made customary representations and warranties and covenants in the Merger Agreement, including covenants to use their respective reasonable best efforts to effect the transaction, including securing required regulatory approvals.  In addition, Datalink has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger, and not to solicit takeover proposals or, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, a takeover proposal. Notwithstanding these restrictions regarding takeover proposals, prior to the approval of the Merger Agreement by Datalink’s shareholders, Datalink may, under certain circumstances, provide information to third parties and engage in discussions or negotiations with respect to any unsolicited competing acquisition proposal that the board of directors of Datalink (the “Board”) has in good faith determined constitutes or is reasonably likely to constitute a superior proposal, and that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.

The Merger Agreement contains termination rights for each of Insight and Datalink, including, among others, if the Merger has not been consummated by April 25, 2017.  Upon termination of the

Merger Agreement under specified circumstances, Datalink would be required to pay Insight a termination fee of $7.5 million (the “Termination Fee”), including upon:  (i) a termination by Insight following a change in the recommendation by the Board; (ii) a termination by Datalink in order to enter into an agreement with respect to a superior proposal, subject to the satisfaction of certain conditions; or (iii) a termination by Insight or Datalink due to (x) the Merger not being consummated by April 25, 2017, (y) Datalink failing to obtain shareholder approval of the Merger, or (z) a breach of the Merger Agreement by Datalink, so long as before the date of such termination a takeover proposal has been publicly announced (and not publicly withdrawn without qualification at least ten days prior to the date of termination or, if terminated because of a failure to obtain the approval of Datalink’s shareholders, at least ten days prior the shareholder meeting) and within twelve months of the date of such termination Datalink has entered into a definitive agreement for a takeover proposal that is subsequently consummated and, in the case of a termination under clause (z), so long as the circumstances underlying such termination arose after the date of such takeover proposal or the announcement of such intention or expression of potential interest to the Board with respect to any takeover proposal.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about Datalink or Insight.  The representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Datalink, Insight, or Merger Sub or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Datalink’s or Insight’s public disclosures.

Voting Agreement

On November 6, 2016, concurrently with the execution of the Merger Agreement, Datalink’s directors (James E. Ousley, Paul F. Lidsky, Brent G. Blackey, Greg R. Meland, J. Patrick O’Halloran, Mercedes A. Walton, and James L. Zucco) entered into a Voting Agreement with Insight and Datalink (the “Voting Agreement”), pursuant to which, among other things and subject to the terms and conditions therein, each Datalink director agreed to (1) appear at the Datalink shareholders meeting to be counted present thereat for purposes of calculating a quorum and (2) vote or cause to be voted, in person or by proxy, all of such director’s existing shares in favor of the approval of the Merger Agreement and against any action, agreement or transaction that could reasonably be expected to impede, interfere with or delay the consummation of the Merger.  As of November 6, 2016, the shareholder parties to the Voting Agreement own approximately 7% of the total outstanding Datalink Common Stock.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amended & Restated Indemnification Agreements

On November 6, 2016, concurrently with the execution of the Merger Agreement, Datalink entered into Amended and Restated Indemnification Agreements (the “Indemnification Amendments”) with each of its directors (James E. Ousley, Paul F. Lidsky, Brent G. Blackey, Greg R. Meland, J. Patrick O’Halloran, Mercedes A. Walton, and James L. Zucco). The Indemnification Amendments modify Datalink’s previously disclosed director indemnification agreements to eliminate a provision that could have required Datalink to establish a trust for the benefit of the directors in connection with entry into the Merger Agreement.

The foregoing description of the Indemnification Amendments does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements, a form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2016, the compensation committee of the Board, in accordance with the requirements of the Merger Agreement regarding the treatment of outstanding equity awards, approved the accelerated vesting and settlement of all outstanding restricted stock awards, RSUs, PSUs and stock options and the cash-out of the same in connection with the Merger. The action was taken pursuant to and in accordance with the authority granted to the committee as administrator under the previously disclosed terms of the plans and award agreements governing the awards, including the Datalink Corporation 1999 Incentive Compensation Plan, the Datalink Corporation 2009 Incentive Compensation Plan, and the Datalink Corporation 2011 Incentive Compensation Plan. The accelerated vesting, settlement, and cash-out are conditioned upon and subject to the closing of the Merger.

Also on November 6, 2016, the compensation committee of the Board approved retention bonus arrangements with each of Paul F. Lidsky, Datalink’s President and Chief Executive Officer, and Denise M. Westenfield, Chief Accounting Officer, Vice President, Corporate Controller and Assistant Secretary. These arrangements will be evidenced in retention bonus agreements to be entered into by Datalink. Mr. Lidsky’s retention bonus agreement will provide, among other things, that he will receive a cash retention bonus of $200,000 if he serves as a consultant for at least 60 days after the Merger. Ms. Westenfield’s retention bonus agreement will provide, among other things, that she will receive a cash retention bonus of $90,000 if she continues her employment for through at least May 31, 2017 and a cash severance payment of $90,000 if she is involuntarily terminated without cause following the Merger.

Also on November 6, 2016, the compensation committee of the Board approved the payment of 2016 bonuses under Datalink’s previously disclosed annual cash incentive program to each of Datalink’s named executive officers (Paul F. Lidsky, Gregory T. Barnum, M. Shawn O’Grady, Denise M. Westenfield, and Patricia A. Hamm) at each officer’s target payment amount, regardless of whether Datalink meets, does not meet, or exceeds the applicable financial performance objectives under the cash incentive program. The compensation committee also confirmed that the termination of any named executive officer upon or following the closing of the Merger will not affect his or her right to receive the 2016 bonus. Each officer’s target payment amount is as follows:

2016 Annual Cash Incentive Program

Officer	Title	Target Payment Amount
Paul F. Lidsky,	Chief Executive Officer	$546,000
Gregory T. Barnum	Chief Financial Officer	$201,300
M. Shawn O’Grady	Chief Operating Officer	$244,200
Denise M. Westenfield	Vice President, Controller & Chief Accounting Officer	$72,000
Patricia A. Hamm	Executive Vice President, Human Resources	$136,500

The information set forth above with respect to the Indemnification Amendments is incorporated herein by reference.

Item 5.03                   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 6, 2016, the Board adopted Amended and Restated Bylaws of Datalink, adding a new Section 6.06, Exclusive Forum, which provides that, unless Datalink consents in writing to the selection of an alternative forum, Minnesota state and federal courts will be the exclusive forum for certain specified corporate law based suits involving Datalink.

The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01                   Regulation FD Disclosure.

On November 7, 2016, Insight and Datalink issued a joint press release announcing entry into the Merger Agreement. The full text of this press release is furnished on Exhibit 99.1 hereto and is incorporated herein by reference.

As a result of the entry into the Merger Agreement, Datalink has cancelled the earnings conference previously scheduled to take place this afternoon, November 7, 2016.

The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.”  Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: Datalink’s shareholders may not approve the transaction; conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; Datalink may be adversely affected by other economic, business, and/or competitive factors; risks that the pending transaction disrupts current plans and operations; the retention of key employees of Datalink; other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period or at all; and the other risks described from time to time in Datalink’s reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and in other of Datalink’s filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Datalink undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the transaction, Datalink intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Datalink will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. Datalink shareholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that Datalink files with the SEC when they become available because they will contain important information. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Datalink with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Datalink’s investor website (http://www.datalink.com/Investor-Information), or by writing or calling Datalink at Datalink Corporation, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344 or by (952) 944-3462.

Participants in the Solicitation

Datalink and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Datalink’s shareholders with respect to the transaction.  Information about Datalink’s directors and executive officers and their ownership of Datalink’s common stock is set forth in Datalink’s proxy statement on Schedule 14A filed with the SEC on April 15, 2016. To the extent that holdings of Datalink’s securities have changed since the amounts printed in Datalink’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Item 9.01                   Financial Statements and Exhibits.

(d)          Exhibits

The Exhibit Index appearing after the Signature Page to this current report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATALINK CORPORATION

Date: November 7, 2016	/s/ Gregory T. Barnum
Gregory T. Barnum
Vice President and Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

2.1	Agreement and Plan of Merger, dated November 6, 2016, by and among Datalink Corporation, Insight Enterprises Inc., and Reef Acquisition Co.*	Filed Electronically

3.1	Amended and Restated Bylaws of Datalink Corporation	Filed Electronically

10.1	Voting Agreement	Included in Exhibit 2.1

10.2	Form of Amended & Restated Indemnification Agreement	Filed Electronically

99.1	Joint Press Release dated November 7, 2016 announcing the Merger Agreement	Furnished Electronically

*       Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.